VALENCE TECHNOLOGY STRENGTHENS MANAGEMENT TEAM WITH
     APPOINTMENT OF VP OF WORLDWIDE OPERATIONS, AND CHIEF SYSTEM ARCHITECT

AUSTIN, TX, August 23, 2001 -- Valence Technology, Inc. (Nasdaq: VLNC), a leader in the development and commercialization of lithium-ion polymer rechargeable batteries, today announced the appointments of Terry Standefer as vice president of worldwide operations and Deepak Swamy as chief system architect. Standefer and Swamy bring more than 18 years and 14 years experience, respectively to Valence in operations and systems engineering.

Stephan B. Godevais, Valence's president and chief executive officer, said, "I am pleased with the additions of Terry and Deepak to our management team. We will benefit from their deep operational and industry experience as we take Valence to the next level of our development. Additionally, our ability to attract such talent to our team stands as a testament to the confidence all of these high-powered individuals have in our company and its future prospects."

As vice president of worldwide operations, Terry Standefer will apply his substantial expertise to manage the company's operational structure as well as its manufacturing capabilities and OEM relationships. Prior to joining Valence, Standefer held several executive positions at Dell in procurement, manufacturing and new product operations. Additionally, he spent 13 years at Apple Computer where he managed operations for high volume systems assembly. Mr. Standefer holds a BS in Physics and Math from West Texas State University.

As chief system architect, Deepak Swamy will drive Valence's system activities. Mr. Swamy holds 28 technology-related U.S. patents with another 14 patents pending, and is a leading industry spokesperson, speaking at recent conferences such as Battery 2000 and IBM CTO Conference 2000. Prior to joining Valence, Mr. Swamy was chief technology officer and business development strategist for the PC and Internet Appliance Division at Acer Inc. Additionally, Mr. Swamy led various groups at Dell Computer, where he was inventor of the year for three years straight; at Supercomputer Systems where he was a systems architect; and, at Nortel where he was a process engineer. Swamy holds a Masters degree in Chemical Engineering and is a graduate of UT's Executive Management and Leadership program.

About Valence Technology

Valence is a leader in the development and commercialization of lithium-ion polymer rechargeable batteries. Valence has more than 790 issued and pending patents worldwide, including 284 issued in the U.S. Valence operates facilities in Austin, Texas, Henderson, Nevada and Mallusk, Northern Ireland. Valence is traded on the NASDAQ National Market under the symbol VLNC. Valence can be found on the Internet at http://www.valence.com.

Forward-Looking Statements

The information contained herein includes "forward-looking statements." The company cautions readers not to put undue reliance on forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those described herein, for the reasons, among others, discussed in our reports filed with the Securities and Exchange Commission.